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FOR IMMEDIATE RELEASE


                 METALLURG ANNOUNCES COMPLETION OF ACQUISITION
                     BY SAFEGUARD INTERNATIONAL FUND, L.P.

New York, NY - July 13, 1998 - Metallurg, Inc. (OTC Bulletin Board: MEAL) announced today that the acquisition of Metallurg by a group of institutional co-investors led by Safeguard International Fund, L.P. had been consummated. On June 15, 1998, Metallurg previously announced that it had signed a definitive merger agreement pursuant to which Safeguard International would acquire all of Metallurg's outstanding common stock at $30 per share. The transaction, including the assumption of Metallurg's outstanding indebtedness, is valued at approximately $300 million.

Metallurg, founded in 1911, is an international producer and seller of high quality metal alloys and specialty metals used by manufacturers of steel, aluminum, superalloys and titanium and other metal consuming products.

Safeguard International Fund, L.P. is an international private equity fund based in Wayne, Pennsylvania. Safeguard International seeks to make successful investments by partnering with existing management to build businesses through both internal growth and strategic acquisitions. Safeguard International, through its investment team which has in-depth industry expertise, provides its portfolio companies with operational and strategic advice.



For More Information Contact:

Metallurg Inc., New York
J. Richard Budd III or Michael A. Banks
(212) 835-0200


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